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                                                           EXHIBIT 11.01


                            INTEGRATED SYSTEMS, INC.

                      COMPUTATION OF NET INCOME PER SHARE(1)
                (Amounts in thousands, except per share amounts)



                                                    YEAR ENDED FEBRUARY 28,
                                              --------------------------------------
                                               1994            1995            1996
                                              ------          ------           ------
Primary:

Net income ............................      $  4,086        $  6,490         $  5,283
                                             ========        ========         ========
Reconciliation of weighted number of
  shares outstanding to amount used
  in net income per share computation:

  Weighted average number of common
    shares outstanding ................       18,636          19,318           20,962

  Dilutive effect of options at
    weighted average price ............          486             646            1,126
                                             -------         -------          -------
                                              19,122          19,964           22,088
                                             =======         =======          =======
Net income per share(2) ..................   $  0.21         $  0.33          $  0.24
                                             =======         =======          =======
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(1)  See Note 1 of Notes to Consolidated Financial Statements.

(2) Primary and fully diluted earnings per share are the same for all years presented.